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                         AGREEMENT OF PURCHASE AND SALE

                                     BETWEEN

                                 ROBERT SELLECK

                                       AND

                            FREMONT GOLF PARTNERSHIP
                                   ("SELLERS")

                                       AND

                           THE VINTAGE GROUP USA LTD.
                                  ("PURCHASER")


                           DATED AS OF MARCH 19, 1996

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                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
1.   Sale and Purchase; the Property. . . . . . . . . . . . . . . . . .   1
     (a)  Sale and Conveyance by Seller to Purchaser. . . . . . . . . .   1
     (b)  Description of the Property . . . . . . . . . . . . . . . . .   1

2.   Purchase Price/Earnest Money . . . . . . . . . . . . . . . . . . .   3

3.   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     (a)  Closing Date. . . . . . . . . . . . . . . . . . . . . . . . .   3
     (b)  Time and Place of Closing . . . . . . . . . . . . . . . . . .   4

4.   Closing Costs. . . . . . . . . . . . . . . . . . . . . . . . . . .   4

5.   Due Diligence and Right of Termination . . . . . . . . . . . . . .   4
     (a)  Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . .   4
     (b)  Rights of Termination . . . . . . . . . . . . . . . . . . . .   5

6.   Title Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .   6

7.   Survey Matters . . . . . . . . . . . . . . . . . . . . . . . . . .   7

8.   Additional Conditions Precedent to Closing . . . . . . . . . . . .   7
     (a)  No Legal Modification . . . . . . . . . . . . . . . . . . . .   8
     (b)  Utilities . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     (c)  Update. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     (d)  Representations, Warranties and Covenants . . . . . . . . . .   8
     (e)  Closing Documents . . . . . . . . . . . . . . . . . . . . . .   8
     (f)  Lease Modifications . . . . . . . . . . . . . . . . . . . . .   8

9.   Inspection Rights. . . . . . . . . . . . . . . . . . . . . . . . .   8

10.  Representations and Warranties of Seller.. . . . . . . . . . . . .   9
     (a)  Organization. . . . . . . . . . . . . . . . . . . . . . . . .   9
     (b)  Capacity. . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     (c)  Title to the Property . . . . . . . . . . . . . . . . . . . .  10
     (d)  No Condemnation . . . . . . . . . . . . . . . . . . . . . . .  10
     (e)  Zoning. . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     (f)  Subdivision Laws. . . . . . . . . . . . . . . . . . . . . . .  10
     (g)  Districts . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     (h)  Taxes and Assessments . . . . . . . . . . . . . . . . . . . .  11
     (i)  Public Improvement Assessments. . . . . . . . . . . . . . . .  11
     (j)  Mechanics' Liens. . . . . . . . . . . . . . . . . . . . . . .  11
     (k)  Access. . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     (l)  Utilities and Services. . . . . . . . . . . . . . . . . . . .  11
     (m)  Compliance with Laws. . . . . . . . . . . . . . . . . . . . .  11
     (n)  No Litigation . . . . . . . . . . . . . . . . . . . . . . . .  12
     (o)  No Disputes . . . . . . . . . . . . . . . . . . . . . . . . .  12
     (p)  Hazardous Substances. . . . . . . . . . . . . . . . . . . . .  12
     (q)  Information Correct . . . . . . . . . . . . . . . . . . . . .  13

                                      i

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     (r)  Soil Condition. . . . . . . . . . . . . . . . . . . . . . . .  13
     (s)  Foreign Persons . . . . . . . . . . . . . . . . . . . . . . .  13
     (t)  Employees . . . . . . . . . . . . . . . . . . . . . . . . . .  13

11.  Representations and Warranties of Purchaser. . . . . . . . . . . .  14
     (a)  Organization. . . . . . . . . . . . . . . . . . . . . . . . .  14
     (b)  Capacity. . . . . . . . . . . . . . . . . . . . . . . . . . .  14

12.  Covenants of Seller. . . . . . . . . . . . . . . . . . . . . . . .  14
     (a)  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     (b)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     (c)  Payment of Bills. . . . . . . . . . . . . . . . . . . . . . .  14
     (d)  Title . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     (e)  Change in Condition . . . . . . . . . . . . . . . . . . . . .  15
     (f)  Employees . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     (g)  Further Assurances. . . . . . . . . . . . . . . . . . . . . .  15

13.  Closing Documents. . . . . . . . . . . . . . . . . . . . . . . . .  15
     (a)  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .  15
     (b)  Bill of Sale. . . . . . . . . . . . . . . . . . . . . . . . .  15
     (c)  Assignment of Intangible Personal Property. . . . . . . . . .  16
     (d)  Assignment of Contracts . . . . . . . . . . . . . . . . . . .  16
     (e)  Original Documents. . . . . . . . . . . . . . . . . . . . . .  16
     (f)  Keys. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     (g)  Affidavit of Title. . . . . . . . . . . . . . . . . . . . . .  16
     (h)  Closing Statement . . . . . . . . . . . . . . . . . . . . . .  16
     (i)  Water Rights/Opinion. . . . . . . . . . . . . . . . . . . . .  16
     (j)  Seller Affidavit. . . . . . . . . . . . . . . . . . . . . . .  16
     (k)  Estoppel Letter . . . . . . . . . . . . . . . . . . . . . . .  16
     (l)  Other Documents . . . . . . . . . . . . . . . . . . . . . . .  17

14.  Prorations and Adjustments . . . . . . . . . . . . . . . . . . . .  17
     (a)  Other Deposits. . . . . . . . . . . . . . . . . . . . . . . .  17
     (b)  Utility Charges . . . . . . . . . . . . . . . . . . . . . . .  17
     (c)  Assigned Contracts. . . . . . . . . . . . . . . . . . . . . .  17
     (d)  Real Estate Taxes . . . . . . . . . . . . . . . . . . . . . .  17
     (e)  Special Assessments . . . . . . . . . . . . . . . . . . . . .  17
     (f)  Rent and Other Items. . . . . . . . . . . . . . . . . . . . .  17
     (g)  Income. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

15.  Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

16.  Casualty . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

17.  Default; Indemnity . . . . . . . . . . . . . . . . . . . . . . . .  20
     (a)  Default by Purchaser. . . . . . . . . . . . . . . . . . . . .  20
     (b)  Default by Seller . . . . . . . . . . . . . . . . . . . . . .  21
     (c)  Seller's Indemnities. . . . . . . . . . . . . . . . . . . . .  21
     (d)  Purchaser's Indemnities . . . . . . . . . . . . . . . . . . .  22
     (e)  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .  22

18.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .  23

                                      ii

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19.  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     (a)  Seller's Warranty . . . . . . . . . . . . . . . . . . . . . .  23
     (b)  Purchaser's Warranty. . . . . . . . . . . . . . . . . . . . .  23

20.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

21.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

22.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     (a)  Entire Agreement; Waiver. . . . . . . . . . . . . . . . . . .  24
     (b)  Business Day. . . . . . . . . . . . . . . . . . . . . . . . .  25
     (c)  Construction. . . . . . . . . . . . . . . . . . . . . . . . .  25
     (d)  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  25
     (e)  Time is of the Essence. . . . . . . . . . . . . . . . . . . .  25
     (f)  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  25
     (g)  Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                         AGREEMENT OF PURCHASE AND SALE


          THIS AGREEMENT OF PURCHASE AND SALE (this "AGREEMENT"), made and entered into this 19 day of March, 1996 (the "CONTRACT DATE"), is by and among ROBERT SELLECK ("SELLECK"), FREMONT GOLF PARTNERSHIP, a California general partnership ("FGP") (Selleck and FGP are hereinafter collectively referred to as "SELLER"), and THE VINTAGE GROUP USA LTD., a Colorado corporation, or its assignee ("PURCHASER").

                                    RECITALS

          A. Seller is the lessee of the land and improvements known as Fremont Park Golf Center located in Fremont, California, as more described in Paragraph 1 and EXHIBIT A below.

          B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Property (as defined in Paragraph 1 below), subject to the terms and conditions of this Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser hereby covenant and agree as follows:

                                    AGREEMENT

          1.   SALE AND PURCHASE; THE PROPERTY.

               (a) SALE AND CONVEYANCE BY SELLER TO PURCHASER. Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, for the Purchase Price and on and subject to the terms and conditions herein set forth.

               (b) DESCRIPTION OF THE PROPERTY. The Property is comprised of the following:

                    (1) The leasehold interest (the "LEASEHOLD") of the lessee as set forth in that certain Agreement For Construction and Operation of the City of Fremont's Golf Driving Range Complex dated November 19, 1987 as amended (the "LEASE") between the City of Fremont and Fremont Threesome, Incorporated, Seller's predecessor in interest as lessee, real property located in Fremont, California, and more particularly described in EXHIBIT A attached hereto and made a part hereof, which, in the aggregate, contains a driving range consisting of approximately 15 acres of land, together with all rights, easements, licenses, appurtenances and other interests appurtenant thereto (the "LAND");

                    (2) Seller's interest in the improvements, buildings and fixtures of every kind and nature located on the Land, subject to the terms of the Lease, consisting primarily of a clubhouse and a maintenance facility (all of such buildings, fixtures and improvements are sometimes referred to herein collectively as the "IMPROVEMENTS");

                    (3) All tangible personal property, if any, now or hereafter owned by Seller and located on the Land or the Improvements and used in connection with, or necessary for the ownership, operation, management or maintenance of, the Land or the Improvements including Seller's inventory (all such property being sometimes referred to herein collectively as the "PERSONAL PROPERTY"); and

                    (4) To the extent owned and transferable by Seller: (i) All intangible property owned by Seller, if any, and used in connection with the foregoing, including, without limitation, all copyrights, trademarks, service marks, trade names, designs and logos for the name "Fremont Park Golf Center," and (ii) all contract rights, guarantees, warranties, certificates of occupancy, authorizations, licenses, permits, deposits for golf functions (which are applicable after the Closing Date) and other rights now or hereafter in effect with respect to the Land or the Improvements, and the operation thereof as a golf driving range, but excluding Seller's receivables (sometimes referred to herein collectively as the "INTANGIBLE PERSONAL PROPERTY").

                    (5) The Beer and Wine License, presently in Seller's name, pursuant to which Seller conducts retail sales of beer and wine for on premises consumption on the Property (notwithstanding the foregoing, Seller has advised Purchaser that the cost of acquiring a new Beer and Wine License may be LESS than the cost of transferring Seller's existing Beer and Wine License to Purchaser. Purchaser and Seller agree that if in fact the cost of acquiring such new Beer and Wine License shall be less than transferring the existing Beer and Wine License, and if such new Beer and Wine License is readily available, then Purchaser shall acquire at its expense a new Beer and Wine License in lieu of a transfer of the existing Beer and Wine License.

The Land and the Improvements are sometimes referred to herein collectively as the "REAL PROPERTY", and the Real Property, the Personal Property and the Intangible Personal Property are sometimes referred to herein collectively as the "PROPERTY".

          2.   PURCHASE PRICE/EARNEST MONEY.

               (a) PURCHASE PRICE. The total purchase price to be paid to Seller by Purchaser for the Property is One Million Three Hundred Fifty Thousand and No/100 Dollars ($1,350,000.00) (the "PURCHASE PRICE"), subject to the closing adjustments and prorations shall be paid as hereinafter provided.

               (b) EARNEST MONEY. On or before two (2) business days after full execution hereof, Purchase shall deposit with Northwestern Title Company, Pleasanton, California (the "TITLE COMPANY"), as escrowee, the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the "DEPOSIT") in the form of a Promissory Note. The earnest money note shall be converted to cash on or before two (2) business days after delivery of the Acceptance Notice (as defined in Paragraph 5(b) hereof), assuming such notice is given. The Deposit shall be held, invested, and disbursed or released by the Title Company in accordance with the terms of this Agreement. Unless otherwise provided in Paragraph 17 hereof, any interest earned on the Deposit shall be for the benefit of Purchaser.

               (c) PAYMENT AT CLOSING. Subject to the terms and conditions set forth herein, at "CLOSING" (as hereinafter defined), the Title Company shall apply the Deposit together with all interest earned thereon to the payment of the Purchase Price. Payment of the Balance of the Purchase Price subject to the closing adjustments and prorations described hereinbelow shall be paid as follows: (i) $600,000 cash at Closing, by wire transfer of immediately available United States funds; and (ii) $700,000 payable by a promissory note (the "NOTE") accruing interest at the rate of 9% per annum with all interest and principal payable in full on November 15, 1996. The Note shall be secured by a first deed of trust encumbering the Leasehold.

          In addition to the foregoing, Purchaser shall make a cash payment at Closing in an amount equal to the wholesale cost of Seller's proshop inventory, which price shall be determined during the Due Diligence Period.

          3.   CLOSING.

               The event of the transfer of title to the Property by Seller and payment of the Purchase Price by Purchaser pursuant hereto is herein called the "CLOSING"; the date of Closing is herein called the "CLOSING DATE".

               (a) CLOSING DATE. Provided that the conditions precedent to the respective obligations of Seller and Purchaser hereunder have been satisfied (or if not satisfied, have been waived in writing by the appropriate party), the Closing Date shall occur on a date which is mutually agreeable to Seller and

Purchaser, but in no event later than forty-five (45) days from expiration of the Due Diligence Period.

               (b) TIME AND PLACE OF CLOSING. The Closing shall take place at 10:00 a.m. (California time) on the Closing Date at the office of Seller's attorneys or at such other place as may be reasonably agreed upon by Purchaser and Seller. At the Closing (i) all documents and instructions shall be executed and delivered, and (ii) the Title Company shall complete or confirm the transfer of all funds and cause the issuance of the final Title Policy (as hereinafter defined).

          4.   CLOSING COSTS.

               Seller shall pay at Closing any deed transfer or intangible taxes and the fees of Seller's attorneys, accountants and other professionals retained by Seller. The cost of the title insurance with endorsements, survey, fees of Purchaser's attorneys, accountants and other professionals retained by Purchaser, the mortgagee's title insurance, if any, and all fees and costs associated with acquisition of the new financing, recording fees, if any, shall be the responsibility of Purchaser. All closing and escrow fees shall be shared equally between the parties.

          5.   DUE DILIGENCE AND RIGHT OF TERMINATION.

               (a) DELIVERIES. Except to the extent the following items are attached hereto as exhibits or have been previously delivered to Purchaser, within fifteen (15) days after the Contract Date, Seller shall, at Seller's sole cost and expense, deliver to Purchaser all of the following items, to the extent such items are in Seller's possession or as to which Seller is a party (collectively, the "DUE DILIGENCE ITEMS"):

                    (1) A true and correct copy of the Lease and all amendments thereto;

                    (2) Copies of all guaranties and warranties in Seller's possession relating to the Improvements and copies of all existing contracts, agreements, brokerage and commission agreements, management, maintenance, operating and service contracts and all other contracts or agreements relating to or affecting the Property or its operation as of the Contract Date or which may be binding upon the Property or Purchaser subsequent to Closing, and a written description of any such oral contracts (collectively, the "OPERATING CONTRACTS");

                    (3) Copies of any and all engineering and architectural plans and specifications, reports and studies, drawings, soils studies, drainage reports, structural reports and surveys relating to the Property that are in Seller's possession (the "STUDIES");

                    (4) Copies of any environmental audits or reports relating to the Property that are in Seller's possession (the "ENVIRONMENTAL REPORT");

                    (5) Copies of any and all building and other permits and authorizations issued in connection with the construction of the Improvements or operation of the Property (the "PERMITS");

                    (6) Copies of Seller's records (audited, if available) of operating statements for the duration of Seller's ownership;

                    (7) Copies of the documents pursuant to which Seller is organized and operates its business and appropriate evidence of the authority of the signatory or signatories of this Agreement on behalf of Seller to execute this Agreement;

                    (8) An inventory of any material personal property owned by Seller to be conveyed hereunder, e.g., golf carts, pumps, motors, irrigation equipment, and the like;

                    (9) A complete list of employees engaged in the operation or maintenance of the Property, detailing position, wages and benefits; and

                    (10) Any additional materials and documents requested by Purchaser and reasonably related to Purchaser's inspection and due diligence of the Property and the transaction contemplated hereby; provided such materials and documents requested by Purchaser are in Seller's possession.

               (b) RIGHTS OF TERMINATION. If Purchaser, in its sole and absolute discretion, determines on or before forty-five (45) business days after full execution hereof (the "DUE DILIGENCE PERIOD") that in Purchaser's sole and absolute discretion the Property is acceptable, THEN Purchaser may elect to continue this Agreement by delivering written notice to Seller (the "ACCEPTANCE NOTICE"). Additionally, during the Due Diligence Period,
Purchaser shall negotiate a price for Seller's proshop inventory. If not previously given, the Acceptance Notice shall contain a confirmation of the purchase price agreed upon by Seller and Purchaser. In the event that the Acceptance Notice is not timely given, this Agreement shall automatically be terminated and thereafter neither party shall have any further liability to the other hereunder, except for such provisions contained herein which, by their express terms, survive a termination of this Agreement. Seller and Purchaser acknowledge that Purchaser may expend material sums of money in reliance on Seller's obligations under this Agreement, in connection with negotiating and executing this Agreement, conducting the inspections contemplated in this Paragraph 5 and other provisions of this Agreement, and preparing for Closing and that Purchaser would not have entered into this Agreement without the availability of the inspection rights provided herein. Accordingly, Seller and Purchaser agree that adequate consideration exists to support Seller's obligations hereunder prior to the expiration of the Due Diligence Period.

           6.  TITLE MATTERS.

               Seller shall deliver to Purchaser within seven (7) days after the Contract Date: (i) a title commitment (the "TITLE COMMITMENT") issued by the Title Company, pursuant to which the Title Company commits to issue to Purchaser with respect to the Property a current form of an ALTA 1970 Form B Leasehold policy of title insurance in an amount equal to the Purchase Price, showing title to the Leasehold in Seller, subject only to such exceptions as Purchaser shall approve in its sole discretion on or before the expiration of the Due Diligence Period (the "PERMITTED EXCEPTIONS"), and such other exceptions (the "TEMPORARY EXCEPTIONS") as shall be removed from the title policy to be issued at Closing pursuant to the Title Commitment (the "TITLE POLICY") and (ii) copies of all documents, whether recorded or unrecorded, referred to as Schedule B exceptions in the Title Commitment. The Title Commitment shall include the Title Company's commitment to insure Purchaser's title to any easements created for the benefit of the Property. In addition, prior to or at Closing:

               (a) The parties shall cause the Temporary Exceptions, any general or standard printed exceptions to be removed or insured over so as to provide "gap" coverage, mechanic lien coverage and full "extended coverage" in the Title Policy at Closing;

               (b) From and after the Contract Date, Seller shall deliver to Purchaser for Purchaser's prior approval copies of any easements or other matters to be recorded against the Property which were not reflected on the Title Commitment initially delivered to Purchaser, which approval shall not be unreasonably withheld or delayed. Accordingly, said later dated Title Commitment shall not show any claim, lien, encumbrance or other defect not previously disclosed or otherwise approved by Purchaser;

               (c) At Purchaser's request, cause the Title Company to delete all standard printed exceptions and to issue such endorsements as Purchaser may reasonably request; and

               (d)  The Title Policy shall be issued as of the Closing Date.

In the event the Title Commitment discloses any claim, lien, encumbrance or other defect not acceptable to Purchaser in its sole discretion (herein collectively referred to as "TITLE DEFECTS"), Purchaser shall deliver written notice to Seller of those Title Defects on or before ten (10) business days from the date of this

Agreement. If the Purchaser does not notify the Seller prior to the end of the Due Diligence Period of any Title Defect, then (i) the title to the Property as described in the Title Commitment shall for purposes of this Agreement be deemed acceptable to Purchaser and (ii) the exceptions to the Title to the Property disclosed in the Title Commitment shall be deemed to be the "PERMITTED EXCEPTIONS." If prior to the end of the Due Diligence Period the Purchaser notifies the Seller of one or more Title Defects, and if in Seller's judgment the Title Defects can be readily removed by the payment of money, or by legal action, or otherwise insured over, the Title Defects shall be removed or insured over by Seller at its expense. If Seller determines that the removal of the Title Defect(s) (or the insuring over of such defects) whether by direct payment of money, or by legal action (i) would cost in the aggregate more than Two Thousand Dollars ($2,000.00), or (ii) could not be accomplished on or before the Closing Date, then Seller may elect at its option (by written notice to Purchaser within ten (10) days of receipt of notice from Purchaser of a Title Defect or Title Defects) to either (i) proceed to cure the Title Defect(s) at its expense, or (ii) notify Purchaser of its decision not to cure the Title Defect(s). If Seller elects not to cure or otherwise obtain title insurance over one or more Title Defects, Purchaser within ten (10) days of Seller's notice may either waive such objection or decline to give the Acceptance Notice and to terminate this Agreement in which event Purchaser and Seller shall have no further rights or obligations to each other under this Agreement. As to Title Defects arising after delivery of the Acceptance Notice, or matters to which Seller has previously agreed to correct, if Seller fails to correct, remove or insure over any such Title Defect prior to or at Closing, Purchaser may, at its sole option, either (i) proceed to close and deduct from the cash portion of the Purchase Price payable at Closing such sums as may reasonably be deemed necessary to correct or remove such Title Defects, or (ii) declare Seller in default hereunder and exercise any rights and remedies specified in Paragraph 17 hereof.

          7.   SURVEY MATTERS.

               Seller shall deliver to Purchaser within thirty (30) days after the Contract Date, at Seller's sole cost and expense, three (3) prints of an ALTA boundary survey of the Real Property (the "SURVEY"), prepared by a surveyor registered in the State of California. Seller shall cause the Survey to be certified by said surveyor to Purchaser and its Lender, if any, and the Title Company.

          8.   ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

               In addition to the other conditions set forth in this Agreement, the following shall be conditions precedent to Purchaser's obligation to close hereunder:

               (a) NO LEGAL MODIFICATION. On the Closing Date, no proceedings shall be pending which could or would involve the change, redesignation, redefinition or other modification of the zoning classification or requirements of (or any building or environmental code requirements applicable to) the Property, or any portion thereof, which would have a material adverse effect on the use of the Property as a golf driving range.

               (b) UTILITIES. On the Closing Date, no moratorium or proceeding shall be pending or threatened which adversely affects the availability of sewer, water, electric, gas, telephone, drainage or other necessary services or necessary utilities servicing the Property.

               (c) UPDATE. Prior to closing, Seller will advise Purchaser in writing of any new matters not reflected in the materials previously delivered to Purchaser.

               (d) REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller shall be true and accurate in all material respects as of the Closing Date and Seller shall have observed and performed all covenants and obligations on its part to be performed or observed at or prior to Closing.

               (e) CLOSING DOCUMENTS. Unexecuted copies of all Closing Documents in final form shall have been reasonably approved by Seller and Purchaser at least one (1) business day prior to Closing.

               (f) LEASE MODIFICATIONS. Purchaser shall have obtained such modifications to the Lease from the City of Fremont as Purchaser shall require. In this regard, Purchaser shall make written request of such modifications to the City of Fremont within fourteen (14) days of execution of this Agreement.

          9. INSPECTION RIGHTS. Prior to Closing, during normal business hours and upon reasonable notice to Seller, Purchaser and its agents and representatives shall be entitled to:

               (a) Enter upon the Real Property to perform all such surveys, inspections, tests and studies of the Property and its systems as Purchaser shall deem necessary or appropriate (including inspections and tests designed to verify, among other things, the extent of any asbestos, PCB's, radon, and other toxic, hazardous or dangerous substances, wastes or materials in any portion of the Property), including, without limitation, inspections and testing of (i) any and all roofs, foundations, walls and other structural components, (ii) any electrical, plumbing, heating, ventilating, air conditioning, sprinkling and mechanical systems, and (iii) soil conditions, ground water, surface water, water quantity and quality, building materials, utility areas and retail spaces;

               (b) Inspect, audit and copy any and all books, records, correspondence, reports and other files maintained by Seller or any of its agents (including, without limitation, financial statements, operating budgets, tax records, litigation files, insurance policies and records, payroll records, maintenance schedules and reports, and leasing information) relating to the Property, but excluding the personal financial statements and tax returns of Selleck and any partners in FGP (collectively, the "RECORDS");

               (c) Make studies with regard to annexation, subdivision, zoning, utility access and building code requirements applicable to the Property;

               (d) Make market studies, operating expense and other financial projections and analyses, real estate tax analyses, income tax analyses, and any other studies or analyses relating to the value of the Property as Purchaser may deem appropriate; and

               (e) Contact and negotiate with the Title Company, governmental authorities and utilities with respect to the Property.

          Purchaser shall indemnify and hold Seller harmless from any and all claims, causes of action or other liabilities related in any way to Purchaser's inspection of the Property as set forth pursuant to Section 17(d)(1).
Purchaser, its agents and representatives, shall use diligent efforts to minimize interference with the use and operation of the Property and shall not make any disclosure to the general public regarding the results of any such inspections, tests or studies prior to Closing. Purchaser shall promptly repair or restore any damage to the Real Property caused by any inspections, tests or studies undertaken by Purchaser or Purchaser's representatives.

          10.  REPRESENTATIONS AND WARRANTIES OF SELLER.

               In order to induce Purchaser to enter into this Agreement and consummate the transaction contemplated hereby, Seller hereby represents and warrants to Purchaser that the following matters are true as of the Contract
Date:

               (a) ORGANIZATION. FGP is a general partnership duly organized, validly existing and in good standing under the laws of the State of California.

               (b) CAPACITY. FGP has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and all documents and instruments to be executed and delivered by FGP at Closing, to perform all obligations of FGP hereunder and thereunder, and to otherwise consummate the transaction contemplated in this Agreement. Each Seller has full power and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement, and the person or persons executing this Agreement on FGP's behalf have been duly authorized and are empowered to bind FGP to this Agreement.

               (c) TITLE TO THE PROPERTY. Selleck is the legal and equitable owner of the tenant's interest in the Leasehold and portions of the Personal Property, free and clear of (i) all mortgages and security interests (except for those mortgages which are among the Temporary Exceptions), (ii) leases and tenancies, and (iii) licenses, claims, options, options to purchase, rights of first refusal and rights of first opportunity, liens, covenants, conditions, restrictions, rights-of-way, easements, judgments and other matters affecting title to the Property, except, as of the Closing Date, the Permitted Exceptions. FGP is the sole owner of good title to all of the inventory, free and clear of all liens, encumbrances and rights in favor of third parties.

               (d) NO CONDEMNATION. No condemnation proceedings, eminent domain proceedings or similar actions or proceedings are now pending, or to the best of Seller's knowledge threatened against the Property subject to the following:

                    (i) the City of Fremont's award for construction of golf course adjacent to the Property forces Seller to sell the Property to Purchaser on negotiated terms or face a termination of the Lease; and

                    (ii) the Bay Area Rapid Transit may condemn a right of way over a portion of the property proposed for the golf course. Purchaser acknowledges the aforesaid exceptions and accepts all risks associated therewith.

               (e) ZONING. To the best of Seller's knowledge, the zoning for the Real Property permits a driving range use as a matter of right under the pertinent ordinances governing the Real Property. To the best of Seller's knowledge, there are no off-site facilities necessary to ensure compliance with all zoning and building statutes, ordinances, codes and regulations, including, without limitation, parking requirements.

               (f) SUBDIVISION LAWS. To the best of Seller's knowledge, the Land complies with all applicable subdivision laws and regulations, and no final subdivision map, parcel map or division of land is required to validly transfer the Leasehold to Purchaser.

               (g) DISTRICTS. To the best of Seller's knowledge, no special improvement districts have been formed or are proposed that affect or will affect the Property.

               (h) TAXES AND ASSESSMENTS. Seller has paid all real property and personal property taxes and all regular and special assessments and any interest, penalties or late charges affecting the Property which are currently due and payable.

               (i) PUBLIC IMPROVEMENT ASSESSMENTS. No assessments for public improvements have been made against the Real Property which remain unpaid, including, without limitation, those for construction of sewer and water lines and mains, streets, sidewalks, curbs and lighting. To the best of Seller's knowledge, no public improvements which have been ordered, threatened, announced or contemplated and/or which have not heretofore been completed, assessed and paid for.

               (j) MECHANICS' LIENS. All work that has been performed in, on or about the Real Property at the direction of Seller and all materials furnished in connection therewith that might in any circumstance give rise to a mechanic's, materialmen's or similar lien against the Property, or any portion thereof, will, as of the Closing Date, have been paid for and all necessary lien waivers related thereto will, as of the Closing Date, have been obtained, except for claims which are being contested diligently and in good faith or are in dispute and for which a bond or other adequate security has been posted or escrowed therefor.

               (k) ACCESS. To the best of Seller's knowledge, the Real Property has full and free access to and from a public street which has been fully completed, dedicated and accepted for public maintenance and use by the appropriate public authorities. Seller has no knowledge of any fact or condition which would result in the termination of such access.

               (l) UTILITIES AND SERVICES. The Property is served by the City of Fremont's water system. To the best of Seller's knowledge, the Property has all utilities which are necessary for its operation as a golf driving range and Purchaser is not aware of any material defect in the availability of such utilities. Seller has not experienced any shortfall in the availability of water to properly irrigate the golf driving range. Seller has no notice of any adverse or conflicting claims to such water, any applicable water agreement or usage by Seller. Seller has no knowledge of any fact which may impair Purchaser's right to use such water subsequent to closing.

               (m) COMPLIANCE WITH LAWS. Seller has not received any notice that the Property is in violation of any laws, ordinances, rules, regulations, codes, licenses, permits, orders or governmental authorizations applicable to the ownership, construction or operation of the Property, including, but not limited to, any federal, state, county or municipal zoning ordinances or regulations, building, construction or subdivision laws, rules, codes or requirements, land use laws or regulations, drainage codes, health, fire or safety laws or regulations, utility tariffs or regulations, conservation laws, or laws regulating interstate land sales (collectively, "GOVERNMENTAL LAWS"), or is in violation of any Governmental Approvals, which violation has not been remedied, nor does Seller otherwise have knowledge of (i) any claim of such a violation by any governmental authority, or (ii) any violation of any Governmental Laws or Governmental Approvals with respect to the Property or any part thereof. The Beer and Wine Licenses is in full force and effect.

               (n) NO LITIGATION. To the best of Seller's knowledge, there is no litigation, action, proceeding or governmental investigation pending or threatened against or relating to Seller, its properties or business, which will materially and adversely affect the Property or any interest therein or the transaction contemplated by this Agreement, and Seller is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority relating to the Property or any part thereof. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, liquidation, reorganization or other proceedings are pending or have been threatened against Seller, nor are any of such proceedings contemplated by Seller.

               (o) NO DISPUTES. To the best of Seller's knowledge, there is no dispute arising out of the Lease or any contract or commitment entered into regarding the Property, nor is there any outstanding indebtedness, including real estate taxes or other taxes due or any deposits owed, with respect to the Property which will not be fully satisfied and discharged concurrently with the Closing nor is there any basis known to Seller for any of the foregoing.

               (p)  HAZARDOUS SUBSTANCES.

                    (i) Seller has not been advised of, and is not aware of, any health or environmental hazard in the condition of any of the Land or the Improvements, or any portion thereof (including, without limitation, hazards resulting from the presence of asbestos, PCBs, radon or other Hazardous Materials in the Land, the roofs, foundations, walls, floors or other structural elements of the Improvements, or heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility, sprinkler, life safety and other systems thereof) which violates applicable law;

                    (ii) Seller has not caused any Hazardous Material to be placed, held, released, discharged onto or from, located or disposed of on, under, at or from the Property, or any part thereof, in violation of applicable laws;

                    (iii) the Property has never been used by Seller or, to Seller's best knowledge, by any other person as a garbage or refuse dump site, landfill, waste disposal facility, waste transfer station or any other type of facility for the storage, processing, treatment or temporary or permanent disposal of waste materials of any kind; and

                    (iv) to the best of Seller's knowledge there are no underground storage tanks located on the Real Property. For the purposes of this Agreement, "HAZARDOUS MATERIAL" means and includes any petroleum product or hazardous, toxic, infectious or dangerous waste, substance or material defined as such in (for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, any so-called "Superfund" or "Superlien" law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirement of any governmental authority regulating, relating to, or imposing liability or standards of conduct concerning, any petroleum product or hazardous, toxic, infectious or dangerous waste, substance or material, as now in effect and applicable to the Property.

               (q) INFORMATION CORRECT. To Seller's knowledge, all information heretofore or hereafter submitted to Purchaser by Seller, including, but not limited to, the Exhibits attached to this Agreement, is true, complete and correct in all material respects. Seller has no information or knowledge with respect to any adverse fact or condition relating to the Property, or any portion thereof, or its intended use which has not been specifically disclosed to Purchaser in writing.

               (r) SOIL CONDITION. To Seller's knowledge, there are no adverse soil conditions affecting the Property.

               (s) FOREIGN PERSONS. There are no non-resident foreign taxpayers which are or will be, directly or indirectly, entitled to all or any portion of the proceeds from the sale of the Property.

               (t) EMPLOYEES. As of the Closing, all employees of Seller engaged in the operation or maintenance of the Property shall have been paid in full as to all wages and benefits accrued to such date.

          The representations and warranties made in this Agreement by Seller shall be reaffirmed by Seller as of the Closing Date. All representations and warranties made in this Agreement by Seller shall survive the Closing, and shall not merge into any of the Closing Documents. Notwithstanding anything to the contrary contained in this Agreement, the rights and benefits conferred upon Purchaser in this Agreement by and with respect to the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any of the inspections, tests or other reviews made by Purchaser in connection with this transaction.

          11.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

               In order to induce Seller to enter into this Agreement and consummate the transaction contemplated hereby, Purchaser hereby represents and warrants to Seller that the following matters are true as of the Closing Date:

               (a) ORGANIZATION. Purchaser is a corporation duly organized and validly existing under the laws of the State of Colorado and is and at all relevant times shall be in good standing under the laws of the State of Colorado. Purchaser shall be qualified to conduct business in the State of California.

               (b) CAPACITY. Purchaser has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and all documents and instruments to be executed and delivered by Purchaser at Closing, to perform all obligations of Purchaser hereunder and thereunder, and to otherwise consummate the transaction contemplated in this Agreement. Purchaser has full power and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement, and the person executing this Agreement on Purchaser's behalf has been duly authorized and is empowered to bind Purchaser to this Agreement.

          The representations and warranties made in this Agreement by Purchaser shall be reaffirmed by Purchaser as of the Closing Date and shall survive the Closing.

          Purchaser has been awarded the right to negotiate a lease with the City of Fremont for a golf course adjacent to the subject property. Seller has made no representations or warranties to Purchaser with respect to such lease or its award. The award of the lease shall not be a condition to Purchaser's obligations hereunder.

          12.  COVENANTS OF SELLER.

               Seller hereby covenants with Purchaser as follows:

               (a) CONTRACTS. Seller shall not hereafter, without Purchaser's prior written consent, enter into any contract with respect to the Property which will survive the Closing and for which Purchaser shall be liable or which will otherwise affect the use, operation or enjoyment of the Property after the Closing.

               (b) INSURANCE. Seller shall maintain through the Closing Date all customary insurance.

               (c) PAYMENT OF BILLS. Seller will pay in full, prior to or at Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Property. Seller shall timely make all payments of principal and interest required under all mortgages encumbering the Property.

               (d) TITLE. Seller shall not cause or permit any change in the status of title to the Property prior to Closing without the prior written consent of Purchaser.

               (e) CHANGE IN CONDITION. Seller shall promptly notify Purchaser of any change in any condition with respect to the Property or of any event or circumstance which occurs prior to Closing and thereby makes any representation or warranty of Seller to Purchaser under this Agreement materially untrue or misleading, or any covenant of Seller under this Agreement incapable of being performed, it being understood that Seller's obligation to provide notice to Purchaser under this Paragraph 12 shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement. The covenant set forth in this subparagraph shall survive the Closing and shall not merge into any of the Closing Documents.

               (f) EMPLOYEES. Prior to Closing, Purchaser shall designate the employees of the Property it desires to retain. Seller shall terminate all employees who are not to be retained as of the Closing and shall be responsible for payment of any termination benefits for such persons.

               (g) FURTHER ASSURANCES. All actions of Seller required pursuant to this Agreement which are necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Seller.

          13.  CLOSING DOCUMENTS.

               At Closing, Seller shall deliver or cause to be delivered to Purchaser (or to the Title Company) and Purchaser shall deliver or cause to be delivered to Seller (or to the Title Company), as appropriate, the following documents (collectively, the "CLOSING DOCUMENTS"), in form and substance reasonably approved by Seller and Purchaser pursuant to Paragraph 5(l) hereof:

               (a) ASSIGNMENT. Seller shall deliver an assignment of the Leasehold, executed by Seller, in recordable form, conveying the tenant's interest in the Leasehold to the Land and the Improvements to Purchaser, free and clear of all claims, interests, liens and encumbrances, other than the Permitted Exceptions.

               (b) BILL OF SALE. To the extent necessary, Seller shall deliver a bill of sale, executed by Seller, assigning and conveying to Purchaser title to the Improvements free and clear of all claims, interests, liens and encumbrances, other than the Permitted Exceptions.

               (c) ASSIGNMENT OF INTANGIBLE PERSONAL PROPERTY. Seller shall deliver a quit claim assignment assigning to Purchaser all right, title and interest of Seller and its agents in and to the Intangible Personal Property, together with an agreement by Seller not to use the name of the Property or any derivative thereof in the State of California. Purchaser shall join in the execution of this document as a party thereto to evidence its acceptance of the assignment and its assumption of all duties and obligations of Seller under the Intangible Personal Property arising from and after the Closing Date.

               (d) ASSIGNMENT OF CONTRACTS. There are no contracts or personal property leases to be assigned.

               (e) ORIGINAL DOCUMENTS. To the extent not previously delivered to Purchaser and in Seller's possession, Seller shall also deliver to Purchaser originals of any Governmental Approvals, guarantees and warranties made in connection with the construction, improvement, use or operation of the Property and any notices, correspondence and other documentation relating to any of the foregoing.

               (f) KEYS. Seller shall deliver all keys it has for locks located on the Property, it being understood that Seller does not have keys for all of the locks located on the Property.

               (g) AFFIDAVIT OF TITLE. Seller shall deliver an affidavit of title, ALTA statement or other certification required by the Title Company to issue the Title Policy.

               (h) CLOSING STATEMENT. Seller and Purchaser shall each deliver a closing statement conforming to the proration and other relevant provisions of this Agreement. Seller and Purchaser shall cooperate with each other in the timely preparation of the closing statements.

               (i) WATER RIGHTS/OPINION. The Property is served by city water. If necessary, Seller shall deliver at Closing such documentation as is necessary to convey to Purchaser all water taps for the Property.

               (j) SELLER AFFIDAVIT. Seller shall deliver an affidavit of Seller to the effect that Seller is not a "Foreign Person" and is not subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended.

               (k) ESTOPPEL LETTER. Seller shall deliver an estoppel letter executed by the City of Fremont to the effect that the Lease has not been terminated and is not in default and such other matters as Purchaser may reasonably request.

               (l) OTHER DOCUMENTS. Such other documents and instruments as may reasonably be required by Purchaser, Seller or the Title Company and necessary to consummate this transaction and to otherwise effect this transaction or otherwise effect the agreements of the parties hereto, including, but not limited to, state, county and local transfer declarations, Internal Revenue Form 1099B and any disclosures required under applicable environmental laws.

          At Closing, contemporaneously with the delivery by Seller of all of the Closing Documents to be delivered by Seller, Purchaser shall deliver to Seller the cash portion of the Purchase Price payable at Closing, subject to the other credits, adjustments and prorations as provided in this Agreement.

          14.  PRORATIONS AND ADJUSTMENTS.

               At the Closing, the parties shall prorate and adjust, as of 11:59 p.m. of the day preceding the Closing Date, the following with respect to the Property, and the net amount thereof shall be added to (if such net amount is in Seller's favor) or deducted from (if such net amount is in Purchaser's favor) the payment required pursuant to Paragraph 2(c) hereof:

               (a) OTHER DEPOSITS. Any tax, insurance and other escrow deposits held under any mortgages shall be the property of Seller and shall be payable to Seller by such mortgagees after Closing. In addition, any deposits made by Seller to any utility or governmental authority shall likewise remain the property of Seller after Closing without proration or contribution from Purchaser.

               (b) UTILITY CHARGES. Water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices, shall be prorated, if necessary.

               (c) ASSIGNED CONTRACTS. Amounts paid or payable under Assigned Contracts shall be prorated.

               (d) REAL ESTATE TAXES. General real estate and ad valorem taxes assessed against the Property for the calendar year 1996 ("1996 TAXES") (whether or not currently due) shall be prorated on the basis of the most recent assessed valuation of the Property and the most recent tax rate available and shall be final.

               (e) SPECIAL ASSESSMENTS. Special assessments which are certified or become a lien prior to Closing (including those which are to become due and payable after Closing) shall be prorated between Seller and Purchaser at Closing.

               (f) RENT AND OTHER ITEMS. Rent and other amounts payable on the Leasehold and such other items that are customarily prorated in transactions of this nature shall be reasonably prorated.

               (g) INCOME. All items of income, revenue, prepaid deposits, membership fees and similar items which are allocable to time periods after the Closing shall be credited to Purchaser.

          For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All prorations shall be made on the basis of the actual number of days of the year and month which shall have elapsed as of the Closing Date. Except as otherwise expressly set forth herein, items of income and expense for the period prior to the Closing Date will be for the account of Seller and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after Closing which relate to the Property and to expenses incurred by Seller, services performed for Seller or other amounts allocable to Seller and the period prior to the Closing Date shall be paid promptly by Seller to the extent the same were not accurately prorated on the closing statements. At Closing, the amount of the prorations and adjustments pursuant to the foregoing provisions of this Paragraph 14 shall be determined to the extent practicable, and monetary adjustment shall be made in cash on the basis of the actual amounts of the respective items on or before sixty (60) days after the Closing Date.

          The provisions of this Paragraph 14 shall survive Closing and shall not be merged into any of the Closing Documents.

          15. CONDEMNATION. Except as to the items referred to in subparagraphs 10(d)(i) and (ii) for which Purchaser has assumed all risks, if prior to the Closing Date a condemnation proceeding (involving the power of eminent domain or the police power as expressed by any governmental or quasi-governmental entity, including but not limited to any fire or building department) is instituted with respect to all or any portion of the Property, or if prior to the Closing Date Seller has notice or knowledge that there is a reasonable likelihood of some such proceeding being instituted, or if there is then pending a threat of the exercise thereof, Seller shall promptly notify Purchaser of such fact, setting forth in writing the terms and conditions with respect to such proceeding and the parties' names, addresses, and telephone numbers with whom to deal on behalf of such condemning or potentially condemning governmental entity. In this instance, Purchaser shall have a period of fourteen (14) days following the receipt of such written notice to terminate this Agreement. If Purchaser does not timely make such election, this Agreement shall continue in full force and effect; but Purchaser shall be entitled to all proceeds received in such condemnation proceedings and shall be solely in charge of conducting all settlement negotiations or defending such action, as the case may be.

          16.  CASUALTY.

               Prior to the Closing Date, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage to the Property by fire or other casualty is borne and assumed by Seller, except as otherwise expressly provided in this Paragraph 16. If, prior to the Closing, the Property is destroyed or damaged by one or more fires, windstorms, hurricanes, hailstorms, floods, accidents, explosions, earthquakes, sinkholes, acts of God, vandalism or other casualty or cause (herein collectively called a "CASUALTY"), Seller shall immediately give Purchaser written notice thereof. Seller shall immediately take such action as is required to secure the damaged portion of the Property and protect the Property from further damage and shall immediately file all appropriate claims under its insurance policies and proceed to negotiate in good faith the highest possible settlement amount from the insurer(s). Purchaser shall have the right to participate in the adjustment of the claim, but all decisions regarding the adjustment may be made by Seller without Purchaser's consent. Seller shall notify Purchaser in writing, prior to Seller's acceptance of any settlement, of the amount which Seller proposes to accept (the "SETTLEMENT NOTICE").

               (a) If the reasonably estimated cost of repair and restoration of the Property is $50,000.00 or less, the Closing shall take place in accordance with the terms of this Agreement and Seller shall use its diligent efforts to repair and restore the Property prior to Closing to its condition required for Closing hereunder. If Seller is unable to complete said repair and restoration prior to Closing, Purchaser shall be entitled to elect, by written notice delivered to Seller no later than ten (10) days prior to Closing, either to (i) postpone the Closing in order to enable Seller to complete said repair and restoration of the Property, in which event Seller shall continue to diligently pursue the repair and restoration of the Property and the Closing Date shall be correspondingly extended, or (ii) accept an assignment from Seller to Purchaser of all of Seller's rights with respect to all insurance proceeds receivable in respect of such Casualty which have not been applied to repair and restoration of the Property and to receive a proration credit at Closing equal to all deductibles therefrom plus the amount, if any, by which the cost of repair exceeds the insurance proceeds. If Purchaser fails to make the aforesaid election on or before the date that is ten (10) days prior to Closing, Purchaser shall be deemed to have made the election set forth in clause (ii) above.

               (b) If the reasonably estimated cost of repair and restoration of the Property is more than $50,000.00 at any time prior to the date that is thirty (30) days following the date of

Purchaser's receipt of the Settlement Notice, Purchaser may elect in a written notice to Seller (it being understood that Purchaser may make the following election prior to the receipt of the Settlement Notice) either to:

                    (1) proceed with the Closing in accordance with the terms of this Agreement, in which event, (i) the insurance proceeds shall be assigned to Purchaser at Closing (with any proceeds paid to Seller prior to Closing to be credited to Purchaser), and Purchaser shall receive a proration credit at Closing equal to all deductibles therefrom, plus the amount, if any, by which the cost of repairs exceeds the insurance proceeds; or

                    (2) elect to terminate this Agreement by the delivery to Seller of a notice of termination, in which event the provisions of Paragraph 16(c) below shall be applicable.

               (c) If this Agreement is terminated pursuant to this Paragraph 16, the Deposit, together with all interest earned thereon, shall be immediately returned to Purchaser, whereupon this Agreement shall be null and void except for such provisions contained herein which, by their express terms, survive a termination of this Agreement.

          17.  DEFAULT; INDEMNITY.

               (a) DEFAULT BY PURCHASER. If, as of the Closing Date, all of the material conditions precedent to Purchaser's obligations under this Agreement have been fully satisfied (other than Seller's delivery of Closing Documents) but Purchaser fails to close, then, as Seller's sole and exclusive remedy therefor, Seller shall thereupon be entitled to retain the Deposit and all interest accrued thereon as liquidated damages (and not as a penalty) for such breach and, in such case, the Title Company as escrowee shall deliver the Deposit and all interest earned thereon to Seller and Seller and Purchaser shall thereupon each be released from all liability or obligation hereunder to the other except as expressly set forth herein as surviving a termination of this Agreement, and this Agreement shall otherwise become null and void. The parties acknowledge that the actual damages to Seller as a result of any such breach by Purchaser would be difficult or impossible to accurately ascertain and that the Deposit represents a reasonable good faith estimate of such damages.

          IN THE EVENT THE SALE OF THE PROPERTY CONTEMPLATED HEREUNDER IS NOT CONSUMMATED PRIOR TO THE CLOSING DATE AS A RESULT OF A DEFAULT HEREUNDER OR OTHER FAILURE TO COMPLY WITH THE TERMS OF THIS CONTRACT ON THE PART OF BUYER AND PROVIDED THE DUE DILIGENCE PERIOD IS SATISFIED, SELLER SHALL BE ENTITLED TO THE DEPOSIT AND ALL INTEREST EARNED THEREON AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT SELLER'S ACTUAL DAMAGES IN SUCH AN

EVENT, INCLUDING, WITHOUT LIMITATION, SELLER'S ACTUAL COSTS INCURRED IN NEGOTIATING AND DRAFTING THIS CONTRACT, SATISFYING CONDITIONS TO CLOSING AND SEEKING ANOTHER BUYER, AND SELLER'S OPPORTUNITY COSTS IN KEEPING THE PROPERTY OUT OF THE MARKETPLACE AND BEING UNABLE TO USE THE PROCEEDS FROM THE SALE OF THE PROPERTY IN OTHER BUSINESS VENTURES, WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN PROSPECTIVELY AND, THEREFORE, BY PLACING THEIR INITIALS BELOW, BUYER AND SELLER ACKNOWLEDGE THAT SUCH AMOUNT, FROM TIME TO TIME EXISTING, HAS BEEN AGREED UPON, AFTER NEGOTIATION, TO BE THEIR REASONABLE ESTIMATE OF SELLER'S DAMAGES AND TO BE SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER IN SUCH AN EVENT AND IS NOT A PENALTY.

          Buyer Initials: CDT             Seller Initials: DFS  RDS II

               (b) DEFAULT BY SELLER. If, prior to Closing, Seller violates, breaches or defaults under any of the material representations, warranties, covenants or any other material terms and conditions of this Agreement applicable to Seller, which violation, breach or default has not been cured as of the Closing Date, and if all of the conditions precedent to Seller's obligations under this Agreement have been fully satisfied (other than Purchaser's payment of the Purchase Price and delivery of Closing Documents), then Purchaser shall have the right to either (i) specifically enforce this Agreement against Seller and, at Closing, Seller shall pay Purchaser a sum equal to the cost of such action and all expenses incurred by Purchaser in connection therewith, including reasonable attorneys' fees and costs, together with all damages suffered by Purchaser as a result of Seller's violations, breaches and defaults hereunder and any delay occasioned thereby, or (ii) terminate this Agreement, in which event (x) the Deposit, together with all interest earned thereon shall be returned to Purchaser, (y) Seller shall pay to Purchaser documented and verifiable out-of-pocket costs and expenses incurred by Purchaser to third parties in connection with the transaction contemplated by this Agreement, including, without limitation, the cost and expense incurred to third parties in connection with the evaluation of the Property, the preparation of studies and all reasonable fees of Purchaser's accountants and attorneys other than such accountants and attorneys who are employees of Purchaser, and
(z) Purchaser shall be entitled to recover all damages suffered by Purchaser as a result of Seller's violations, breaches and defaults hereunder, provided that the total amount recoverable under (y) and (z) above shall not exceed $50,000.

               (c)  SELLER'S INDEMNITIES.

                    (1) Provided the Closing is completed hereunder, Seller shall indemnify, defend and hold harmless Purchaser against and in respect of any and all claims, losses, obligations, liabilities, damages, costs and expenses (including reasonable attorney's fees and costs) which accrue prior to Closing or which Purchaser may incur or suffer arising out of, in connection with or based upon any material breach of any of Seller's representations, warranties or covenants under this Agreement.

                    (2) Provided Closing is completed hereunder, Seller shall indemnify, defend and hold harmless Purchaser against and in respect of any and all claims, losses, obligations, liabilities, damages, costs and expenses (including reasonable attorney's fees and costs) which Purchaser may incur or suffer arising out of, in connection with or based upon any claims by third parties for personal injury or physical damage to such third party's property resulting from an act or omission or event occurring or alleged to have occurred prior to Closing and relating to Seller's ownership, operation or use of the Property to the extent Purchaser has not actually recovered insurance proceeds with respect thereto.

               (d)  PURCHASER'S INDEMNITIES.

                    (1) Purchaser hereby indemnifies, defends and holds harmless Seller against and in respect of any and all claims, losses, obligations, liabilities, damages, costs and expenses (including reasonable attorney's fees and costs) which accrue prior to Closing or which Seller may incur or suffer arising out of, in connection with or based upon claims for personal injury or physical damage resulting from access to the Property by Purchaser or its agents, employees, contractors or consultants prior to Closing.

                    (2) Provided Closing is completed hereunder, Purchaser shall indemnify, defend and hold harmless Seller against and in respect of any and all claims, losses, obligations, liabilities, damages, costs, and expenses (including reasonable attorney's fees and costs) which Seller may incur or suffer arising out of, in connection with or based upon any claims by third parties for personal injury or physical damage to such third party's property resulting from an act or omission or event occurring or alleged to have occurred after Closing and relating to Purchaser's ownership, operation or use of the Property to the extent Seller has not actually recovered insurance proceeds with respect thereto or from material breach of any of Purchaser's representations, warranties, or covenants under this Agreement.

               (e) SURVIVAL. The provisions of Paragraphs 17(c) and 17(d) above shall survive the Closing and shall not be merged into any of the Closing Documents.

          18.  SUCCESSORS AND ASSIGNS.

               The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is assignable to an affiliate of the Purchaser. All other assignments shall require the prior written approval of Seller, which shall not be unreasonably withheld.

          19.  BROKERS.

               (a) SELLER'S WARRANTY. Seller warrants to Purchaser that it has not dealt with any broker, salesman, finder or consultant with respect to this Agreement or the sale contemplated herein to whom a commission or fee of any kind whatsoever is due. Seller shall indemnify, protect, defend and hold Purchaser harmless from and against all claims, losses, costs, expenses and damages (including reasonable attorneys' fees, costs and expenses incurred in the investigation, defense and settlement of claims) resulting from a breach of the foregoing warranty.

               (b) PURCHASER'S WARRANTY. Purchaser warrants to Seller that it has not dealt with any broker, salesman, finder or consultant with respect to this Agreement or the sale contemplated herein to whom a commission or fee of any kind whatsoever is due. Purchaser shall indemnify, protect, defend and hold Seller harmless from and against all claims, losses, costs, expenses and damages (including reasonable attorneys' fees, costs and expenses incurred in the investigation, defense and settlement of claims) resulting from a breach of the foregoing warranty.

          Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Paragraph 19 shall survive any termination of this Agreement, shall survive Closing and shall not be merged into any of the Closing Documents.

          20.  LITIGATION.

               In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable attorneys' fees and costs and expenses incurred in the investigation, defense and settlement of claims. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Paragraph 20 shall survive any termination of this Agreement, shall survive Closing and shall not be merged into any of the Closing Documents.

          21.  NOTICES.

               Any notice, demand or request which may be permitted, required or desired to be given in connection herewith shall be given in writing and directed to Seller and Purchaser as follows:

          Seller:             Robert Selleck
                              2655 Lindero Canyon Road
                              West Lake Village, California  91362
                              Telephone:  (818) 991-7890
                              Fax:  (818) 991-8811

          with a copy to:     Milton Righetti, Esq.
                              318 Diablo Road; Suite 200
                              Danville, California  94526
                              Telephone:  (510) 743-9988
                              Fax:  (510) 838-0367

          Purchaser:          The Vintage Group USA Ltd.
                              1999 Broadway, Suite 2435
                              Denver, Colorado  80202
                              ATTN:  Charles D. Tourtellotte
                              Telephone:  (303) 294-9300
                              Fax:  (303) 294-9360

          with a copy to:     Steven M. Sommers, Esq.
                              Brownstein Hyatt Farber & Strickland, P.C.
                              410 17th Street, 22nd Floor
                              Denver, Colorado  80202
                              Telephone:  (303) 534-6335
                              Fax:  (303) 623-1956

or to such other address as may be designated in writing and delivered to the other party in accordance herewith. Notices shall be either (i) personally delivered (including delivery by Federal Express or other recognized private courier service) to the offices set forth above, in which case they shall be deemed delivered on the date of delivery to said offices; or (ii) sent by facsimile transmission, in which case they shall be deemed delivered on the date actually received; or (iii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt unless delivery is refused or delayed by the addressee, in which event they shall be deemed delivered on the date of deposit in the U.S. mail.

          22.  MISCELLANEOUS.

               (a) ENTIRE AGREEMENT; WAIVER. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, discussions, representations and statements, and all prior written agreements, understandings, letters of intent, representations and statements are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. The waiver of any particular condition precedent shall not constitute the waiver of any other.

               (b) BUSINESS DAY. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of California or the State of Colorado for observance thereof.

               (c) CONSTRUCTION. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The table of contents and the headings of various paragraphs in this Agreement are for convenience only and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

               (d) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

               (e) TIME IS OF THE ESSENCE. All times, wherever specified herein, are of the essence of this Agreement.

               (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be taken to be one and the same instrument, for the same effect as if all of the parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

               (g) EXHIBITS. Each of the exhibits attached hereto is hereby incorporated herein by this reference and made a part hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

                                       SELLER:


                                       /s/ Robert Selleck II
                                       --------------------------------
                                       Robert Selleck

                                       FREMONT GOLF PARTNERSHIP, a
                                       California general partnership



                                       By: /s/ David F. Selleck
                                          -----------------------------
                                       Its: General Partner
                                           ----------------------------

                                       PURCHASER:

                                       THE VINTAGE GROUP USA LTD., a
                                       Colorado corporation



                                       By: /s/ Charles D. Tourtellotte
                                          -----------------------------
                                       Its: President
                                           ----------------------------

                                  EXHIBIT A


                              D E S C R I P T I O N
                              ---------------------

All that certain real property situated in the City of Fremont, County of Alameda, State of California, described as follows:

PARCEL A, as shown on Parcel Map No. 626, filed May 25, 1971, Map Book 69, Page 61, Alameda County Records.

Commonly known as: Mission Blvd.
Alameda County Account No.: 525-1-7